Exhibit 99.1

Intercontinental Exchange Reports Second Quarter 2014 Results
- Adjusted Diluted Continuing Operations EPS of $2.10
- Consolidated revenues, less transaction based expenses, of $750 million
- Adjusted Net Income from Continuing Operations Attributable to ICE of $243 million

ATLANTA, August 7, 2014 - Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses, today reported financial results for the second quarter of 2014. For the quarter ended June 30, 2014, consolidated net income attributable to ICE was $226 million on consolidated revenues less transaction-based expenses of $750 million. On a GAAP basis, diluted earnings per share (EPS) in the second quarter were $1.95.

Certain items were included in ICE’s operating results that were not indicative of the company’s core business performance for the second quarter of 2014. Excluding these items, net of tax, second quarter 2014 adjusted net income from continuing operations attributable to ICE was $243 million and adjusted diluted continuing operations EPS were $2.10. Adjusted figures exclude NYSE integration costs of $36 million and the related tax impact, and certain tax impacts associated with Euronext’s initial public offering (IPO). Euronext’s financial results are now included in discontinued operations. Discontinued operations also includes the NYSE technologies businesses that have been and are being divested. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income from continuing operations attributable to ICE and adjusted diluted EPS from continuing operations.

“In the second quarter, we successfully executed on several customer and growth driven initiatives while integrating the NYSE and Liffe operations,” said ICE Chairman and CEO Jeffrey C. Sprecher. “In addition to raising capital through the sale of non-core businesses, we transitioned Liffe US to ICE Futures and continued to make solid progress on our strategic initiatives. NYSE grew its leading roster of listed companies and ICE launched new interest rate and energy products to meet global demand for risk management services and provide regulatory compliant solutions.”

Scott Hill, ICE CFO, said: “In our second full quarter post-closing, we announced the sale of non-core NYSE technologies businesses and completed the successful IPO of the Euronext business, which enabled us to pay down debt, de-lever, and increase our return of capital to shareholders. On June 30 we paid a $75 million dividend, and during the month of July, we repurchased $350 million in common stock. Amid a challenging market environment, we remain focused on realizing cost synergies and we have identified an additional $50 million, increasing our total expense synergies from the NYSE acquisition to $550 million. Our strong cash generation, even in a tepid volume environment, will allow us to invest in future growth opportunities and products to better serve our customers while continuing to enable strong returns to our shareholders.”

Second Quarter 2014 Results

Second quarter 2014 consolidated revenues, less transaction-based expenses, were $750 million. Included in this amount are net transaction and clearing revenues, less transaction-based expenses, of $460 million.

Consolidated market data revenues for the second quarter of 2014 were $96 million and listings revenues were $83 million. Consolidated other revenues were $111 million, which includes technology services, trading license fees, regulatory and listed company service fees, among others.

Consolidated operating expenses were $423 million for the second quarter of 2014, including $36 million in NYSE integration costs. Consolidated operating income for the quarter was $327 million and operating margin was 44%. The effective tax rate for the second quarter was 29%.

First Half 2014 Results

Consolidated revenues, less transaction-based expenses, in the first half of 2014 were $1.5 billion. Included in this amount are net transaction and clearing revenues, less transaction-based expenses, of $958 million.

Consolidated market data revenues for the first half of 2014 were $199 million and listings revenues were $165 million. Consolidated other revenues were $225 million.

Consolidated operating expenses were $829 million for the first half of 2014, including $59 million in Singapore Mercantile Exchange acquisition-related transaction expenses and NYSE integration costs. Consolidated operating income for the first half of 2014 was $718 million and operating margin was 46%. The effective tax rate for the first half was 28%.

Consolidated cash flows from operations were $836 million in the first half of 2014. Operational capital expenditures were $47 million and capitalized software development costs totaled $40 million.

Unrestricted cash and short-term investments were $2.1 billion as of June 30, 2014, of which $1.3 billion is reserved for the repayment of the 2015 Eurobonds, and the Company had $3.9 billion in outstanding debt as of June 30, 2014.

Financial Guidance and Additional Information

■
ICE declared a quarterly cash dividend of $0.65 per share for the third quarter of 2014 with a record date of September 16, 2014 and a payment date of September 30, 2014. The ex-dividend date is September 12, 2014.

■
The board approved an additional $600 million in July 2014 under the share repurchase authorization program. During the third quarter of 2014, ICE has repurchased $350 million in common stock, with a total authorization of $700 million remaining under the program.

■
ICE expects third quarter 2014 operating expenses in the range of $390 million to $395 million. For the full year 2014, operating expenses are expected to be $1.55 billion to $1.56 billion. The expense guidance is net of acquisition-related transaction and integration costs for all periods.

■	ICE expects interest expense in the range of $23 million to $24 million for the third and fourth quarter of 2014.

■
ICE expects operational capital expenditures and capitalized software in the range of $40 million to $45 million for the third quarter and for the full year 2014 in the range of $165 million to $175 million. ICE expects capital expenditures related to real estate to be $75 million to $85 million for the full year 2014.

■	ICE expects depreciation and amortization expense for the third quarter of 2014 in the range of $80 million to $85 million and for the full year of 2014 in the range of $330 million to $335 million.

■
ICE’s diluted share count for the third quarter 2014 is expected to be in the range of 114.5 million to 115.5 million weighted average shares outstanding and for 2014, diluted share count is expected to be in the range of 114 million to 116 million weighted average shares outstanding, in each case excluding share repurchases.

Earnings Conference Call Information

ICE will hold a conference call today, August 7, at 8:30 a.m. ET to review its second quarter 2014 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 10041480 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company’s website for replay.

Historical futures, options and cash ADV, rate per contract and open interest data can be found at: http:// ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Transaction and clearing fees, net	$721	$319	$1,482	$619
Market data fees	96	40	199	81
Listing fees	83	—	165	—
Other revenues	111	13	225	24
Total revenues	1,011	372	2,071	724
Transaction-based expenses:
Section 31 fees	83	—	154	—
Cash liquidity payments, routing and clearing	178	—	370	—
Total revenues, less transaction-based expenses	750	372	1,547	724
Operating expenses:
Compensation and benefits	150	67	304	133
Technology and communication	44	12	90	23
Professional services	51	8	109	16
Rent and occupancy	22	10	42	18
Acquisition-related transaction and integration costs	37	8	62	26
Selling, general and administrative	38	9	61	18
Depreciation and amortization	81	33	161	65
Total operating expenses	423	147	829	299
Operating income	327	225	718	425
Other income (expense):
Interest expense	(23)	(10)	(51)	(20)
Other income, net	16	2	15	3
Other expense, net	(7)	(8)	(36)	(17)
Income from continuing operations before income tax expense	320	217	682	408
Income tax expense	93	59	194	113
Income from continuing operations	227	158	488	295
Income from discontinued operations, net of tax	8	—	21	—
Net income	$235	$158	$509	$295
Net income attributable to non-controlling interest	(9)	(4)	(22)	(6)
Net income attributable to Intercontinental Exchange, Inc.	$226	$154	$487	$289

Basic earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$1.89	$2.11	$4.05	$3.97
Discontinued operations	0.07	—	0.19	—
Basic earnings per share	$1.96	$2.11	$4.24	$3.97
Diluted earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$1.88	$2.09	$4.03	$3.94
Discontinued operations	0.07	—	0.19	—
Diluted earnings per share	$1.95	$2.09	$4.22	$3.94
Weighted average common shares outstanding:
Basic	115	73	115	73
Diluted	116	73	116	73
Dividend per share	$0.65	—	$1.30	—

Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$2,057	$961
Short-term investments	26	74
Short-term restricted cash and investments	318	277
Customer accounts receivable, net	432	482
Margin deposits and guaranty funds	46,872	42,216
Prepaid expenses and other current assets	486	249
Total current assets	50,191	44,259
Property and equipment, net	845	891
Other non-current assets:
Goodwill	8,583	9,501
Other intangible assets, net	7,957	9,404
Long-term restricted cash	229	161
Long-term investments	557	324
Other non-current assets	120	278
Total other non-current assets	17,446	19,668
Total assets	$68,482	$64,818

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$293	$343
Accrued salaries and benefits	154	301
Deferred revenue	271	48
Short-term debt	1,683	1,135
Margin deposits and guaranty funds	46,872	42,216
Other current liabilities	397	299
Total current liabilities	49,670	44,342
Non-current liabilities:
Non-current deferred tax liability, net	2,197	2,771
Long-term debt	2,248	3,923
Accrued employee benefits	367	412
Other non-current liabilities	460	433
Total non-current liabilities	5,272	7,539
Total liabilities	54,942	51,881
Redeemable non-controlling interest	261	322

Equity:
ICE shareholders’ equity:
Common Stock	1	1
Treasury stock, at cost	(90)	(53)
Additional paid-in capital	9,872	9,794
Retained earnings	2,878	2,482
Accumulated other comprehensive income	582	359
Total ICE shareholders’ equity	13,243	12,583
Non-controlling interest in consolidated subsidiaries	36	32
Total equity	13,279	12,615
Total liabilities and equity	$68,482	$64,818

Non-GAAP Financial Measures and Reconciliation

We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our U.S. generally accepted accounting principles, or GAAP, results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. We strongly recommend that investors review the U.S. GAAP financial measures included in this press release and in our Quarterly Report on Form 10-Q, including our consolidated financial statements and the notes thereto.

Adjusted net income attributable to ICE for the periods presented below are calculated by adding net income attributable to ICE, the adjustments described below, which are not reflective of our core business performance, and the related income tax effect. The following table reconciles net income attributable to ICE to adjusted net income attributable to ICE and calculates adjusted earnings per share attributable to ICE common shareholders for the period presented below (in millions except per share amounts):

Three Months Ended
June 30, 2014

Income from continuing operations	$227
Add: NYSE integration costs	36
Less: Income tax effect related to above items and certain tax impacts from the IPO of Euronext	(11)
Less: Net income from continuing operations attributable to non-controlling interest	(9)
Adjusted net income from continuing operations attributable to ICE	$243
Earnings per share from continuing operations attributable to ICE common shareholders:
Basic	$1.89
Diluted	$1.88

Adjusted earnings per share from continuing operations attributable to ICE common shareholders:

Adjusted basic	$2.11
Adjusted diluted	$2.10

Weighted average common shares outstanding:
Basic	115
Diluted	116

About Intercontinental Exchange
Intercontinental Exchange (NYSE: ICE) is the leading network of regulated exchanges and clearing houses for financial and commodity markets. ICE delivers transparent, reliable and accessible data, technology and risk management services to markets around the world through its portfolio of exchanges, including the New York Stock Exchange, ICE Futures and Liffe.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE, New York Stock Exchange and LIFFE. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 14, 2014. We caution you not to place undo reliance on these forward looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Media Contact:

Brookly McLaughlin, Senior Director Communications
+1 312 836 6728
brookly.mclaughlin@theice.com

Investor Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications
+1 770 857 4726
kelly.loeffler@theice.com

Isabel Janci, Senior Director, Investor Relations
+1 770 857 0363
isabel.janci@theice.com

Melanie Skijus, Director, Investor Relations
+1 770 857 2532
melanie.skijus@theice.com